Exhibit 2.2

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1, dated as of March 9, 2016 (this “Amendment”), by and among Yodle, Inc., a Delaware corporation (the “Company”), Web.com Group Inc., a Delaware corporation (“Parent”), Barton Creek Web.com, LLC, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 11, 2016, by and among the Company, Parent, Merger Sub and SRS, solely in its capacity as the Stockholders’ Representative. Parent, Merger Sub, the Company and Stockholder Representative are separately referred to herein as a “Party” and together as the “Parties.” Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
WHEREAS, the Parties desire to amend the Merger Agreement, to among other things, revise certain definitions.
NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Amendment to Section 1.10(c). Section 1.10(c) of the Merger Agreement is hereby amended by adding the following sentence as the penultimate sentence of such Section:
“A holder of a Company Warrant shall be entitled to exercise such Company Warrant prior to the Effective Time by delivering a Conditional Exercise Agreement to the Company, and a Company Warrant that is exercised by delivering a Conditional Exercise Agreement to the Company shall not be deemed to have been canceled, but shall be deemed to have been exercised immediately prior to the Effective Time.”
2.Amendment to Section 1.15. The last sentence of Section 1.15 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“Further, Parent shall be entitled to withhold from the Closing Merger Consideration payable to a holder of Company Capital Stock by virtue of such holder’s exercise of a Company Vested In-The-Money Option or Company Warrant with a Specified Loan, the amount of such Specified Loan.”
3.Amendment to Exhibit A.
a.The definition of “Specified Loan” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Specified Loans” shall mean (a) the promissory notes issued by holders of Company Vested In-The-Money Options prior to the Effective Time to exercise such Company Vested In-The-Money Options at the Closing, (b) the obligations issued by holders of Company Warrants prior to the Effective Time to exercise such Company Warrants at the Closing pursuant to a Conditional Exercise Agreement and (c) for the purposes of the definition of Current Assets, loans to employees of the Company in St. Lucia, in an amount not in excess of $180,000.”
b.The definition of “Effective Time Holder” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Effective Time Holder” shall mean each holder of Company Capital Stock as of immediately prior to the Effective Time, including Company Capital Stock issuable upon exercise of Company Vested In-The-Money Options or Company Warrants outstanding prior to the Effective Time that are exercised at the Closing with a Specified Loan.”
c.The definition of “Fully Diluted Shares” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Fully Diluted Shares” shall mean the number equal to the sum of (x) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including Company Capital Stock issuable upon exercise of Company Vested In-The-Money Options or Company Warrants prior to the Effective Time that are exercised with a Specified Loan) and (y) the aggregate number of shares of Company Preferred Stock, excluding Company Series E Preferred Stock and Company Series F Preferred Stock, outstanding immediately prior to the Effective Time.”
d.Amendment to Exhibit A. The definition of “Securityholder” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Securityholder” means a holder of Company Capital Stock (including Company Capital Stock issuable upon exercise of Company Vested In-The-Money Options or Company Warrants outstanding prior to the Effective Time that are exercised with a Specified Loan), other than Company Series E Preferred Stock and Company Series F Preferred Stock, immediately prior to the Effective Time.”
e.Amendment to Exhibit A. The following definition of “Conditional Exercise Agreement” shall be added to Exhibit A of the Merger Agreement after the definition of “Company Vested Out-Of-The-Money Options” and before the definition of “Continuing Employee”:

““Conditional Exercise Agreement” means an agreement delivered to the Company prior to the Effective Time (in form acceptable to the Company), conditionally exercising a Company Warrant upon the Closing, pursuant to which the aggregate exercise price of such Company Warrant will automatically be deducted from the portion of the Closing Merger Consideration otherwise payable to such holder on account of the shares of Company Capital Stock acquired upon the exercise of such Company Warrant at Closing.”
5.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Amendment may be transmitted by facsimile or electronically, and it is the intent of the Parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.
6.    Amendment. This Amendment shall only serve to amend and modify the Merger Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Merger Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained.

7.    Entire Agreement. This Amendment, together with the Merger Agreement and the agreements and documents referred to the Merger Agreement or delivered thereunder or hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof and supersede all previous written, oral or implied understandings among them with respect to such matters.
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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

Web.com Group, Inc., a Delaware corporation By: /s/ David L. Brown Name: David L. Brown Title: Chief Executive Officer

Barton Creek Web.com, LLC, a Delaware limited liability company By: /s/ David L. Brown Name: David L. Brown Title: Chief Executive Officer

Yodle, Inc. a Delaware corporation By: /s/ Court Cunningham Name: Court Cunningham Title: Chief Executive Officer
Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Stockholders’ Representative By: /s/ Mark B. Vogel Name: Mark B. Vogel Title: Managing Director